PROXY STATEMENT
                          PRE-PAID LEGAL SERVICES, INC.
                              321 East Main Street
                                  P. 0. Box 145
                            Ada, Oklahoma 74821-0145


                       1998 ANNUAL MEETING OF SHAREHOLDERS

         The following information is furnished in connection with the 1998 Annual Meeting of Shareholders of PRE-PAID LEGAL SERVICES, INC. (the "Company") to be held in the Liberty Room of the Company located at 321 East Main Street in Ada, Oklahoma, on Friday, April 17, 1998, at 1:00 p.m., local time. This Proxy Statement and accompanying materials will be mailed on or about March 13, 1998 to holders of record of Common Stock as of the record date.

         The record date for determining shareholders entitled to notice of the Annual Meeting and to vote has been established as the close of business on February 27, 1998. On that date, the Company had 22,418,003 shares of Common Stock, par value $.01 per share, outstanding and eligible to vote, exclusive of treasury stock. Holders of record of the Company's Common Stock on the record date will be entitled to one vote for each share held on all matters properly brought before the Annual Meeting.

         The enclosed proxy is being solicited by the Board of Directors of the Company. All costs of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to use of the mails, proxies may be solicited by telephone, telecopy or personal interview by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company will, upon request, reimburse such persons for their reasonable expenses in forwarding proxy materials to beneficial owners.

         Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting, or (c) executing and delivering to the Company a later dated proxy. Written revocations and later dated proxies should be sent to PRE-PAID LEGAL SERVICES, INC., P. O. Box 145, Ada, Oklahoma 74821-0145, Attention: Kathryn Walden, Secretary.


                              ELECTION OF DIRECTORS

         The Board of Directors of the Company is divided into three classes as nearly equal in size as possible, with the term of office of one class expiring each year. Since the last Annual Meeting of Shareholders, one director of the Company, Charles H. Walls, has passed away, and another, Francis A. Tarkenton, has resigned from the Board, resulting in two vacancies in the Board of Directors. In addition, pursuant to the Bylaws of the Company, the Board of Directors has approved an increase in the number of authorized directors by one additional member, for a total of eight directors. The Board of Directors has nominated and proposes that the following three persons be elected to fill such vacancies in the Board: John W. Hail, David A. Savula and Shirley A. Stonecipher. If elected, Messrs. Hail and Savula will become members of the class of directors whose term expires as of the Annual Meeting of Shareholders for the year 2000 and Ms. Stonecipher will become a member of the class of directors whose term expires as of the Annual Meeting of Shareholders for 2001.

         In addition to the three nominees named above, the Board of Directors has nominated and proposes that Peter K. Grunebaum and Randy Harp, each a current director of the Company and a member of the class of directors whose term expires as of the Annual Meeting of Shareholders for 1998, be re-elected for three year terms as directors.

         The election of directors will require the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting. All proxies received by the Board of Directors of the Company will be voted, in the absence of instructions to the contrary, FOR the election of John W. Hail, David A. Savula and Shirley A. Stonecipher and the re-election of Peter K. Grunebaum and Randy Harp to the Board of Directors.

         Should the nominees for election to the Board of Directors be unable to serve for any reason, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, designate substitute nominees in which event all proxies received without instructions will be voted for the election of such substitute nominees. However, to the best knowledge of the Board of Directors of the Company, the named nominees will serve if elected.

         The following is certain information about each director and nominee for director of the Company:

       Name                         Age       Director Since      Term Expires
----------------------              ---       --------------      ------------
Peter K. Grunebaum                  64             1980               1998
Randy Harp                          42             1990               1998
Harland C. Stonecipher              59             1976               1999
Wilburn L. Smith                    57             1997               1999
Kathleen S. Pinson                  45             1990               2000
John W. Hail                        67               *                  *
David A. Savula                     50               *                  *
Shirley A. Stonecipher              57               *                  *
--------------------
* Not applicable since the named nominee has not previously served as a director of the Company.

Peter K. Grunebaum
         Mr. Grunebaum is currently Managing Director of Fortrend International, an investment firm headquartered in New York, New York, a position he has held since 1989. He also serves as a director of Prime Succession, Inc.

Randy Harp
         Mr. Harp was named Chief Financial Officer in March 1990 and Chief Operating Officer in March 1996. Mr. Harp is a Certified Public Accountant.

Harland C. Stonecipher
         Mr. Stonecipher has been the Chairman of the Board of Directors of the Company since its organization in 1976. Mr. Stonecipher also served as Chief Executive Officer until March 1996 and since February 1997. Prior to 1984 and from May 1987 through January 1995, he also served as its President (except for the period from May 1989 to March 1990). Mr. Stonecipher also serves as an executive officer of various subsidiaries of the Company and as a director of Advantage Marketing Systems, Inc. Mr. Stonecipher is employed pursuant to an employment agreement which, unless sooner terminated, expires on June 30, 2003, with the Company retaining the right to extend the agreement for up to ten additional years.

Wilburn L. Smith
         Mr. Smith was named Vice President of Marketing and Agency Director in July 1990. Mr. Smith has been active in the marketing division of the Company since 1980 and served as a director of the Company from March 1993 to October 1995. On April 14, 1997, Mr. Smith was appointed by the Board of Directors as the Company's President and was elected by the Board of Directors to serve once again as a director of the Company.

Kathleen S. Pinson
         Ms. Pinson was named Controller of the Company in May 1989 and has been a Vice President of the Company since June 1982. Ms. Pinson has been employed by the Company since 1979 and has been the chief accounting officer since 1982. Ms. Pinson is a Certified Public Accountant.

John W. Hail
         John W. Hail is the founder of Advantage Marketing Systems, Inc. and has served as its Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception in June 1988. From July 1986 through May 1988, Mr. Hail served as Executive Vice President, Director and Agency Director of the Company and also served as Chairman of the Board of Directors of TVC Marketing, Inc., who was the exclusive marketing agent of the Company from April 1984 through September 1985.

David A. Savula
         Mr. Savula has been active in the marketing division of the Company as an independent contractor since 1992. Prior to his involvement with the Company, Mr. Savula developed extensive multilevel marketing experience, both in the U.S. as well as Canada with other multilevel marketing companies.

Shirley A. Stonecipher
         Mrs. Stonecipher has been involved with the Company since its inception in 1972 as an advisor to her husband, Harland C. Stonecipher. Mrs. Stonecipher has attended most major Company-sponsored marketing rallies over the past 25 years and has been involved with certain specific marketing initiatives, such as the First Ladies Club aimed at providing recognition for the wives of marketing associates.

Board Meetings and Committees

         The Board of Directors held four meetings during the year ended December 31, 1997. During such year all directors attended at least 75% of the meetings of the full Board and the committees on which they served.

         The Board of Directors has established an Executive Committee consisting of Messrs. Stonecipher, Harp and Grunebaum, a Stock Option Committee consisting of Messrs. Stonecipher and Grunebaum, and an Audit Committee, of which Mr. Grunebaum is presently the sole member. The Executive Committee may exercise all of the powers of the Board of Directors, except to the extent limited by law. The Stock Option Committee administered the Company's Stock Option Plan until March 1997. However, since March 1997 the Stock Option Plan has been administered by the full Board of Directors. The Audit Committee makes recommendations to the Board of Directors concerning the selection of and oversees the Company's independent auditors and reviews with the independent auditors the scope and results of the annual audit. The Audit Committee also monitors internal control policies. The Audit Committee held three meetings during 1997. The Board of Directors does not have standing nominating or compensation committees.

         Harland C. Stonecipher and Shirley A. Stonecipher are husband and wife. No other family relationships exist among the directors, nominees for director or executive officers of the Company.

Compensation of Directors

         Directors who are also employees of the Company or its subsidiaries receive no additional compensation for their services as directors. Non-employee directors of the Company receive $500 per meeting attended. Under the Company's Stock Option Plan, each non-employee director also receives on March 1 of each year, and each of the new non-employee director nominees will, if elected, receive on the date of the Annual Meeting, options to purchase 10,000 shares of Common Stock. These options are immediately exercisable as of the date of grant as to one-fourth of the shares covered by the options and vest in additional one-fourth increments on the following June 1st, September 1st and December 1st in the year of grant, subject to continued service by the non-employee director during such periods. Options granted to non-employee directors under the Stock Option Plan have an exercise price equal to the closing price of the Common Stock on the date of grant as reported by the American Stock Exchange and expire five years from the date of grant.

         On May 13, 1997, the Company granted to Francis A. Tarkenton, a director of the Company at the time, options to purchase 120,000 shares of the Company's Common Stock at an exercise price of $16.75 per share (the closing sale price of the Common Stock on the date of the grant as reported by the American Stock Exchange). The options will become vested and fully exercisable on May 13, 1998. The options were granted in recognition of Mr. Tarkenton's efforts in furtherance of the Company's marketing activities, including Mr. Tarkenton's agreement to participate in certain of the Company's sales associate marketing rallies. Mr. Tarkenton resigned from the Board of Directors effective February 23, 1998 but will continue to engage in certain Company-related marketing efforts. In connection with Mr. Tarkenton's resignation and in recognition of Mr. Tarkenton's prior and anticipated future marketing efforts for the Company, the Board of Directors approved the amendment of the options to waive the requirement that Mr. Tarkenton remain a director of the Company through the vesting date.

         The Board of Directors recommends that the shareholders vote "FOR" the election of John W. Hail, David A. Savula and Shirley A. Stonecipher and the re-election of Peter K. Grunebaum and Randy Harp to the Board of Directors.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

           Name                                Position
---------------------------      -------------------------------------
Harland C. Stonecipher           Chairman of the Board of Directors and Chief
                                   Executive Officer
Wilburn L. Smith                 President
Randy Harp                       Chief Operating Officer and Chief Financial
                                   Officer
Kathleen S. Pinson               Vice President and Controller

         Each of the executive officers of the Company is also a director of the Company. For descriptions of the business background and other information concerning the executive officers, see "Election of Directors" above.

Executive Compensation

         The following table sets forth the compensation paid by the Company and its subsidiaries for services rendered during the twelve months ended December 31, 1997, 1996 and 1995 to the chief executive officer and to each other person serving as an executive officer of the Company as of December 31, 1997 whose compensation exceeded $100,000 during 1997. Such individuals are referred to herein as the "named executive officers."



                                            Summary Compensation Table

                                                                          Long Term
                                                Annual Compensation      Compensation
                                                -------------------      ------------

                                                                          Securities
                                                                          Underlying         All Other
    Name and Principal Position        Year      Salary     Bonus (1)      Options        Compensation (2)
-----------------------------------    -----   ---------   ------------   ------------   -----------------
Harland C. Stonecipher (3).........     1997   $157,755       $419,555        100,000         $12,811
   Chairman of the Board and            1996    160,789        129,293              -          12,939
   Chief Executive Officer              1995    157,755         99,107              -          13,500

Wilburn Smith (4)..................     1997          -        682,468              -           5,250
   President                            1996          -        615,219              -           3,881
                                        1995          -        577,763          2,500           2,925

Randy Harp.........................     1997    107,169         20,000         50,000           3,900
   Chief Operating Officer and          1996    102,461              -              -           3,975
   Chief Financial Officer              1995    101,112              -         50,000           2,600

Jack Mildren (5)...................     1997     25,962         54,162              -               -
   Former Chief Executive               1996    152,885         72,948              -             778
   Officer and President                1995    138,461          5,625        250,000               -

----------------
(1) Bonus to Mr. Stonecipher consists primarily of override commissions earned by Mr. Stonecipher pursuant to his employment agreement with the Company of $109,424, $75,990 and $54,183 during 1997, 1996 and 1995, respectively, and override commissions earned by Mr. Stonecipher with respect to commissions earned by PPL Agency, Inc., a Company affiliated insurance agency, of $49,907, $49,496 and $44,924 during 1997, 1996 and 1995, respectively.
     Additionally, Mr. Stonecipher received $259,830 during 1997 representing a payment of $10 for each marketing associate who participated in the Company's "Fast Start to Success" training program which commenced in January 1997. No such payments were received in 1996 or 1995. See
     "Executive Compensation and Other Information-Employment Contracts and Termination of Employment and Change-in-Control Arrangements" and "Certain Relationships and Related Transactions."

          Bonus to Mr. Smith consists of override commissions and other fees paid with respect to commissions earned by and new sales associate sponsorships within the Company's multi-level marketing sales force. The amounts indicated for Mr. Smith do not include any amounts received by Mr. Smith as a result of his equity ownership in certain entities which are not affiliated with the Company but which are engaged in the marketing of the Company's legal service memberships and earn commissions from sales of memberships. See "Certain Relationships and Related Transactions."

     Bonus to Mr. Harp for 1997 consisted of a performance bonus based upon the achievement by the Company of certain earnings per share goals.

     Bonus to Mr. Mildren for 1997 consisted of commissions earned of $54,162 by Mr. Mildren pursuant to his employment agreement with the Company. See "Executive Compensation and Other Information-Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(2) All Other Compensation of Mr. Stonecipher includes $6,501, $6,739 and $6,958 for the years 1997, 1996 and 1995, respectively, relating to the time value of premiums paid pursuant to a certain split dollar life insurance agreement that provides for such premiums to be refunded to the Company upon Mr. Stonecipher's death, and also includes $6,310, $6,200 and $6,542 for the years 1997, 1996 and 1995, respectively, representing vested contributions by the Company to the Employee Stock Ownership and Thrift Plan and Trust (the "ESOP").

     All Other Compensation of Messrs. Smith, Harp and Mildren consists of vested contributions by the Company to the ESOP.

(3) Mr. Stonecipher also served as Chief Executive Officer and President until January 1995, and as Chief Executive Officer until March 1996. In February 1997, Mr. Stonecipher resumed his position as Chief Executive Officer when Mr. Mildren resigned.

(4) Mr. Smith has been active in the marketing division of the Company since 1980 and served as a director of the Company from March 1993 to October 1995. On April 14, 1997, Mr. Smith was appointed by the Board of Directors as the Company's President and was elected by the Board of Directors to serve once again as a director of the Company.

(5) Mr. Mildren joined the Company as its President and a director in January 1995 and was appointed as Chief Executive Officer in March 1996. Mr. Mildren resigned as President and Chief Executive Officer and director in February 1997 at the expiration of his employment contract.


    The following table contains information concerning the grant of stock options during the year ended December 31, 1997 under the Company's Stock Option Plan to each of the named executive officers who received option grants during such year.





                                         Option Grants in Last Fiscal Year
                                                                                             Potential Realizable
                                                                                               Value at Assumed
                                                                                             Annual Rates of Stock
                                                                                            Price Appreciation For
                                    Individual Grants                                           Option Term (3)
        -------------------------------------------------------------------------------    ------------------------
                                              % of Total
                              Number of         Options
                              Securities      Granted to
                              Underlying       Employees     Exercise or
                               Options         in Fiscal      Base Price     Expiration
          Name               Granted (1)         Year         ($/Sh) (2)        Date           5%           10%
--------------------------   ------------   -------------   -------------   ------------   -----------   ----------
Harland C. Stonecipher          100,000            30.4%         $14.25      04/14/2002      $394,000     $870,000
Randy Harp                       50,000            15.2           14.25      04/14/2002       197,000      435,000


-----------------
(1) All options granted to the named executive officers during 1997 were granted under the Company's Stock Option Plan. The exercise price of such options is equal to 100% of the market price per share of the Common Stock on the date of grant. The options were immediately exercisable as of the date of grant as to one-fourth of the shares covered thereby and became exercisable in additional one-fourth increments on June 1, September 1, and December 1, 1997. The options expire if not exercised five years after the date of grant.

(2) Exercise price of the options must be paid in cash or, if the Board of Directors so permits, by tender of shares of Common Stock or other property, or by a combination of such means of payment.

(3) Potential realizable value is the amount that would be realized upon exercise by the named executive officer of the options immediately prior to the expiration of their respective terms, assuming the specified compound annual rates of appreciation of the Company's Common Stock over the respective terms of the options. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall market conditions. There can be no assurances that the potential values reflected in this table will be achieved.

     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values


                                                                Number of Securities                    Value of
                                                               Underlying Unexercised           Unexercised In-the-Money
                                                                     Options at                        Options at
                                                                  December 31, 1997              December 31, 1997 (1)
                                                              --------------------------       --------------------------
                               Shares
                              Acquired         Value
           Name              on Exercise    Realized (2)    Exercisable     Unexercisable    Exercisable     Unexercisable
--------------------------- -------------  -------------- --------------- ----------------- -------------- ----------------
Harland C. Stonecipher                 -    $         -         100,000           -          $  1,993,750          -
Randy Harp                        20,000        297,500         100,000           -             2,243,750          -
----------------------------

(1)  Value  of  unexercised   in-the-money  options  at  December  31,  1997  is
     calculated based on the market price per share of Common Stock of $34.19 per share on December 31, 1997 less the option exercise price.

(2) Value realized is calculated based on the market price per share of Common Stock of $15.25 on the date of exercise less the option exercise price.


Employment Contracts and Termination of Employment and Change-in-Control Arrangements

         The Company has an employment agreement with Mr. Stonecipher which commenced in January 1993, and, unless sooner terminated, expires on June 30, 2003. Under the terms of the employment agreement, Mr. Stonecipher is to receive compensation as determined by the Board of Directors but not less than $157,750 per year. In addition to his annual salary, Mr. Stonecipher also is entitled to receive a supplemental retirement benefit in the amount of $26,000 per year payable on the first day of the month following his termination of employment and annually thereafter until the earlier of his death or the date upon which ten such payments have been made. Mr. Stonecipher must meet certain minimal conditions subsequent to the termination of his employment in order to receive such payments. The Company's obligation pursuant to the employment agreement is subject to the continuation of a certain split dollar life insurance agreement between the Company and Shirley A. Stonecipher, Mr. Stonecipher's wife, described below. If the Company terminates the employment agreement for any reason (other than Mr. Stonecipher's death) or Mr. Stonecipher terminates the agreement for certain specified events including a change of control of the Company (as defined in the agreement), the Company is required to pay Mr. Stonecipher a lump sum payment equal to the present value (using a 3% discount rate) of the remaining salary and retirement benefits throughout the term of the contract.

         Pursuant to an agreement with the Company, Mr. Stonecipher is also entitled to an override commission, payable monthly, in an amount equal to $.025 per active membership as compensation for his efforts in assisting in the growth and development of new production for the Company and its subsidiaries. The agreement provides that the amount of the commissions shall in no event exceed $20,000 per month. The payment of such commissions to Mr. Stonecipher continues during his lifetime. The agreement requires that Mr. Stonecipher devote reasonable efforts to the generation of new membership sales for the Company. The amounts paid to Mr. Stonecipher under this agreement during the fiscal year ended December 31, 1997 are reflected in the summary compensation table set forth above. Mr. Stonecipher has deferred payments under this agreement of $89,348 at December 31, 1997. Mr. Stonecipher also receives a portion of the annualized commission revenue of PPL Agency, Inc., which is owned by Mr. Stonecipher as a nominee for the Company. See "Certain Relationships and Related Transactions." Such amounts paid to Mr. Stonecipher are also reflected in the summary compensation table set forth above.

         Commencing in January 1997, the Company implemented its "Fast Start to Success" program pursuant to which electing marketing associates may participate in Company-sponsored sales training programs, including use of an interactive video and other training aides developed by the Company. The cost to each marketing associate for participation in the program is $249. Mr. Stonecipher receives a payment of $10 for each marketing associate who participates in the program. Such amounts paid to Mr. Stonecipher in connection with the "Fast Start to Success" program are reflected in the summary compensation table set forth above.

         In July 1984, the Company entered into a life insurance arrangement with Shirley A. Stonecipher, Mr. Stonecipher's wife, whereby the Company agreed to pay premiums on a life insurance policy covering Mr. Stonecipher. The face amount of the policy is $600,000 and Mrs. Stonecipher is the owner and beneficiary. Mrs. Stonecipher has an agreement with the Company whereby upon Mr. Stonecipher's death, the proceeds of the policy will be paid to the Company in an amount sufficient to reimburse premiums paid to date by the Company and any supplemental retirement payments made pursuant to his employment contract. This agreement is secured by a collateral assignment of the policy proceeds.

         Pursuant to an employment agreement which expired in February 1997, Mr. Mildren served as the Company's President and Chief Executive Officer and received a base salary of $150,000 and an override commission equal to $.025 per active membership for memberships written since January 1, 1995, a date which approximates the date Mr. Mildren joined the Company, through February 1997, the expiration of his employment contract. Override commissions will be paid for Mr. Mildren's life on all memberships written during his employment. Mr. Mildren resigned as President and Chief Executive Officer and director in February 1997 at the expiration of his employment contract.


Board of Director Interlocks and Insider Participation in Executive Compensation Decisions

         The Board of Directors of the Company is responsible for establishing compensation of Harland C. Stonecipher, Chairman and Chief Executive Officer of the Company. Mr. Stonecipher establishes the cash compensation of all other executive officers. The Board of Directors does not have a standing compensation committee. Since Mr. Stonecipher's cash compensation for 1997 was determined pursuant to his employment agreement and other arrangements with the Company approved by the Board of Directors prior to 1997, the Board of Directors did not have any deliberations during 1997 relating to Mr. Stonecipher's cash compensation for such year. However, during 1997, the Board of Directors approved the grant of stock options to Mr. Stonecipher and to Randy Harp and Kathleen S. Pinson, each executive officers and directors of the Company, for the purchase of 100,000, 50,000 and 5,000 shares, respectively, under the Company's Stock Option Plan. Messrs. Stonecipher and Harp and Ms. Pinson participated in the deliberations of the Board of Directors with respect to such stock option grants.

Report On Executive Compensation

         As previously indicated, the Board of Directors of the Company (the "Board") is responsible for establishing compensation of the Chairman. The Chairman is responsible for establishing the cash compensation of all other executive officers including, as applicable, the negotiation of employment contracts with executive officers. The Board does not have a standing compensation committee. The Company's compensation of executives is established to provide reasonable base salaries and other compensation in the form of cash and equity incentive compensation opportunities that are linked to performance of the Company and increases in shareholder value.

         The base salaries of Mr. Stonecipher and Mr. Mildren during 1997 were as provided in their employment agreements with the Company entered into in 1993 and 1995, respectively. The principal terms of these employment agreements are described elsewhere herein. See "Executive Compensation and Other Information - Employment Contracts and Termination of Employment and Change-in-Control Arrangements." The levels of base salary for Mr. Stonecipher and Mr. Mildren in the employment agreements were determined through negotiations with the respective executive officers and the base salaries of the other executive officers of the Company for 1997 were determined by the Chairman based upon his assessment of the respective executive officer's performance and potential contribution to the Company's financial and operational objectives.

         Pursuant to his employment agreement, Mr. Stonecipher receives a monthly override commission of $0.025 per active membership, subject to certain limitations, and a portion of the annualized commission revenue of PPL Agency, Inc., which is owned by Mr. Stonecipher as a nominee of the Company. Pursuant to his employment agreement, Mr. Mildren receives a monthly override commission of $0.025 per active membership written from January 1, 1995, a date which approximates the date Mr. Mildren joined the Company, through February 1997, the expiration of his employment contract. During 1997, Mr. Stonecipher and Mr. Mildren received $159,331 and $54,162, respectively, pursuant to these commission-based incentive compensation arrangements. These arrangements foster the goals of the Company's compensation policy by linking a significant portion of the respective executive officer's annual compensation to the level of revenues derived from active memberships, thereby creating strong financial incentives to such executive officers for the continued growth of the Company's membership base. During 1997, new membership sales increased 46% to 283,723 compared to 194,843 during 1996, and active memberships in force of 425,381 at December 31, 1997 increased 45% compared to 294,151 memberships in force at December 31, 1996. The Company has achieved increased levels of total active memberships in force each year since 1992.

         During 1997, the Company implemented its "Fast Start to Success" program. The "Fast Start to Success" program is a Company-sponsored classroom and field training program for the Company's marketing associates that utilizes interactive video and other training aides developed by the Company and is designed to increase new memberships sold and new sales associates recruited per participating associate. Participating associates are required to pay the Company a one-time training fee to offset the Company's direct and indirect costs incurred in developing and maintaining the program. Mr. Stonecipher receives a payment from the Company of $10 for each marketing associate who participates in the "Fast Start to Success" program. Such payments totaled $259,830 during 1997. During such year, marketing associates who participated in the "Fast Start to Success" program sold new memberships at a rate 6.1 times greater and recruited new associates at a rate 4.1 times greater than associates who did not participate in the program. Mr. Stonecipher was instrumental in the conception and development of the program, which the Board believes has enhanced the Company's marketing efforts and contributed to the growth of new membership sales during 1997. Mr. Stonecipher's compensation in connection with the program represents another element in the Company's incentive compensation policy designed to link significant portions of the chief executive officer's compensation with growth in the Company's membership base.

         The Company maintains a Stock Option Plan (the "Plan") pursuant to which the Board may grant options to purchase Common Stock to directors and employees of the Company, including the executive officers. The exercise price of options granted under the Plan may not be less than the fair market value per share of Common Stock on the date of grant. In authorizing option awards under the Plan to executive officers, the Board considers various factors including the recommendation of the Chairman, the relative responsibilities of the optionee, the Board's subjective evaluation of the optionee's performance, and the optionee's relative equity interest in the Company in the form of stock and options. The Board granted options during 1997 to Mr. Stonecipher and Mr. Harp of 100,000 shares and 50,000 shares, respectively. The Board considers stock options to be an important element of the Company's incentive compensation policies and anticipates that additional options will be granted to certain executive officers during 1998.

         The preceding report is presented by each of the current members of the Board of Directors.

  Harland C. Stonecipher        Wilburn L. Smith         Peter K. Grunebaum
                      Randy Harp           Kathleen S. Pinson


Shareholder Return Performance Graph

         The following graph compares the cumulative total shareholder returns of the Company's Common Stock during the seven years ended December 31, 1997 with the cumulative total shareholder returns of the Russell 2000 Index and a selected peer group. The peer group consists of companies principally engaged in activities within the Standard Industrial Classification Code applicable to the activities of the Company (Insurance Carriers Not Elsewhere Classified) and includes the following companies: American Annuity Group, Inc.; E. W. Blanch Holdings, Inc.; Enhance Financial Services Group, Inc.; Financial Security Assurance Holdings LTD.; Foundation Health Systems, Inc. Class A; Hallmark Financial Services, Inc.; and Horace Mann Educators Corporation. The Company has selected this peer group primarily because there are no comparable issuers with publicly traded securities that are engaged principally in the development, underwriting and marketing of prepaid legal service plans. The comparison assumes an investment of $100 on December 31, 1990 in each of the Company's Common Stock, the Russell 2000 Index and the peer group and that any dividends were reinvested.

               Comparison of Cumulative Total Return of Company,
                       Russell 2000 Index and Peer Group

                                [GRAPH APPEARS HERE]

=============================================================================================================
                                                         FISCAL YEAR ENDING
COMPANY                       12/31/90  12/31/91  12/31/92  12/31/93  12/30/94  12/29/95  12/31/96  12/31/97

PRE-PAID LEGAL SVCS INC        100.00    320.00    400.00    540.00    640.00   3,320.00  5,840.00  10,940.00
PEER GROUP                     100.00    139.06    176.14    175.22    193.33     246.04    287.87     421.86
RUSSELL 2000                   100.00    146.05    172.94    205.64    201.91     259.33    302.39     369.95
=============================================================================================================


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information concerning the beneficial ownership of shares of Common Stock of the Company by each person (other than directors and executive officers of the Company) known by the Company to be the beneficial owner of more than five percent of the issued and outstanding Common Stock.

                 Security Ownership of Certain Beneficial Owners

                                                      Beneficial Ownership
                                                    -----------------------
                                                       Number     Percent
  Name and Address of Beneficial Owner               of Shares   of Class
----------------------------------------            ----------- -----------
Thomas W. Smith
    323 Railroad Avenue
    Greenwich, CT  06830..........................  2,031,950 (1)   9.1
Thomas N. Tryforos
    323 Railroad Avenue
    Greenwich, CT  06830..........................  1,837,500 (1)   8.2
---------------------
(1) Included in the shares of Common Stock indicated as beneficially owned by Thomas W. Smith ("Smith") and Thomas N. Tryforos ("Tryforos") are 1,826,000 shares as to which they have shared voting and shared dispositive power. These shares are beneficially owned by Smith and Tryforos in their respective capacities as investment managers of certain managed accounts and are included in the respective beneficial ownership totals of both Smith and Tryforos. In addition, Smith beneficially owns 205,950 shares of Common Stock as to which he has sole voting and dispositive power and Tryforos beneficially owns 11,500 shares of Common Stock as to which he has sole voting and dispositive power. This information is based on a Schedule 13D and amendments thereto filed by Smith and Tryforos with the Securities and Exchange Commission.

         The following table sets forth certain information concerning the beneficial ownership of shares of Common Stock of the Company as of February 27, 1998 by (a) each director and nominee for director of the Company, (b) each executive officer of the Company, and (c) all of the directors and executive officers of the Company as a group.

             Security Ownership of Directors and Executive Officers

                                                   Beneficial Ownership (1)
                                                ------------------------------
                                                    Number         Percent
  Name of Director or Executive Officer           of Shares        of Class
 ---------------------------------------        ----------------  ------------
Harland C. Stonecipher
    321 East Main Street
    Ada, Oklahoma 74820......................    1,193,035 (2) (3)    5.3
Randy Harp...................................      130,201   (4)       *
Wilburn L. Smith.............................       81,900   (5)       *
Kathleen S. Pinson...........................       58,548   (6)       *
Peter K. Grunebaum...........................       38,100   (7)       *
John W. Hail.................................          618   (8)       *
David A. Savula..............................       40,278             *
Shirley A. Stonecipher.......................    1,076,025 (2) (9)    4.8

All directors and executive officers as
 a group (5 persons).........................    1,501,784   (10)     6.2
---------------------
* Less than 1%.

(1) Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of ownership for each person is calculated in accordance with rules of the Securities and Exchange Commission without regard to shares of Common Stock issuable upon exercise of outstanding stock options, except that any shares a person is deemed to own by having a right to acquire by exercise of an option are considered outstanding solely for purposes of calculating such person's percentage ownership.

(2) Harland C. Stonecipher and Shirley A. Stonecipher are husband and wife. Included in the shares of Common Stock indicated as beneficially owned by Mr. and Mrs. Stonecipher are 1,076,025 shares as to which they have shared voting and shared dispositive power.

(3) Includes 17,010 shares owned under the ESOP as to which Mr. Stonecipher has sole voting power, but shared dispositive power, and 100,000 shares issuable upon exercise of outstanding options.

(4) Includes 15,201 shares owned under the ESOP as to which Mr. Harp has sole voting power, but shared dispositive power, and 100,000 shares issuable upon exercise of outstanding options.

(5) Includes 32,934 shares owned under the ESOP as to which Mr. Smith has sole voting power, but shared dispositive power.

(6) Includes 17,753 shares owned under the ESOP as to which Ms. Pinson has sole voting power, but shared dispositive power, and 17,500 shares issuable upon the exercise of outstanding options. Also, includes 2,388 shares owned under the ESOP by Ms. Pinson's husband, also an employee of the Company, as to which he has sole voting power, but shared dispositive power. Ms. Pinson disclaims beneficial ownership of shares that are owned by her husband.

(7)   Includes 27,500 shares issuable upon exercise of outstanding options.

(8)   Includes 493 shares owned by a corporation that Mr. Hail controls.

(9) Does not include the shares beneficially owned by Mr. Stonecipher described in Note (3) above as to which Mrs. Stonecipher shares neither voting nor dispositive power, and Mrs. Stonecipher disclaims beneficial ownership of such shares.

(10) Includes 245,000 shares issuable upon exercise of outstanding options and 85,286 shares owned under the ESOP as to which the respective executive officers and directors have sole voting power, but shared dispositive power.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Harland C. Stonecipher, Chairman of the Board of Directors and Chief Executive Officer of the Company, owns all of the outstanding shares of PPL Agency, Inc. ("Agency") as a nominee for the Company. Any income of Agency accrues to the Company and the Company has agreed to indemnify and hold harmless Mr. Stonecipher for any personal losses as a result of his ownership of Agency.

         Agency's financial position and results of operations are included in the Company's financial statements on a combined basis. Agency earned commissions, net of amounts paid directly to its agents by the underwriter, during 1997 and 1996 of $110,000 and $130,000, respectively, through its sales of insurance products of an unaffiliated company. Annual management fees paid to the Company in 1997 and 1996 were $72,000 for each year. Agency had a net loss of $12,500 for the year ended December 31, 1997 and net income for the year ended December 31, 1996 of $6,700, after the payment of commissions to Mr. Stonecipher of $49,906 and $49,496, respectively.

         Mr. Stonecipher and Shirley A. Stonecipher own Stonecipher Aviation LLC ("SA"). The Company has agreed to reimburse SA for certain expenses pertaining to trips made by Company personnel for Company business purposes using aircraft owned by SA. Such reimbursement represents the pro rata portion of direct operating expenses, such as fuel, maintenance, pilot fees and landing fees, incurred in connection with such aircraft based on the relative number of flights taken for Company business purposes versus the number of other flights during the applicable period. No reimbursement is made for depreciation, capital expenditures or improvements relating to such aircraft. During 1997, the Company paid $192,000 to SA as reimbursement for such transportation expenses.

         Wilburn L. Smith, President and a director of the Company, has loans from the Company made in December 1992 and December 1996. The largest aggregate balance of the loans during the year ended December 31, 1997 was $296,000. The outstanding balance of the loans as of December 31, 1997 was $296,000. The loans bear annual interest at the rate of 3% in excess of the prime rate, adjusted on January 1 of each year, and are secured by Mr. Smith's commissions from the Company. Mr. Smith also owns interests ranging from 10% to 67% in corporations or partnerships not affiliated with the Company but engaged in the marketing of the Company's legal service memberships and which earn commissions from sales of memberships. These entities earned commissions, net of amounts passed through as commissions to their sales agents, during 1997 and 1996 of $49,000 and $54,000, respectively.

         John W. Hail, a nominee for director of the Company, served as Executive Vice President, Director and Agency Director of the Company from July 1986 through May 1988 and also served as Chairman of the Board of Directors of TVC Marketing, Inc., which was the exclusive marketing agent of the Company from April 1984 through September 1985. Pursuant to agreements between Mr. Hail and the Company entered into during the period in which Mr. Hail was an executive officer of the Company, Mr. Hail receives override commissions from renewals of certain memberships initially sold by the Company during such period. During 1997 and 1996, such override commissions on renewals totaled $99,938 and $68,521, respectively. Mr. Hail also owns interests ranging from 12% to 100% in corporations not currently affiliated with the Company, including TVC Marketing, Inc., but which were engaged in the marketing of the Company's legal service memberships and which earn renewal commissions from memberships previously sold. These entities earned renewal commissions, net of amounts passed through as commissions to their sales agents, during 1997 and 1996 of $293,932 and $283,686, respectively.

         David A. Savula, a nominee for director of the Company, is actively engaged as an independent contractor in the marketing of the Company's legal service memberships. During 1997 and 1996, Mr. Savula received from the Company $594,081 and $712,744, respectively, pursuant to an agreement with the Company providing for the payment to Mr. Savula of override commissions and other fees with respect to commissions earned by and new sales associate sponsorships within the Company's multi-level marketing sales force.


                COMPLIANCE WITH SECTION 16 REPORTING REQUIREMENTS

         Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. The Company is required to disclose delinquent filings of reports by such persons during 1997.

         Based on a review of the copies of such reports and amendments thereto received by the Company, or written representations that no filings were required, the Company believes that, except as described below, during 1997, all
Section  16(a)  filing  requirements   applicable  to  its  executive  officers,
directors and 10% shareholders were met. During 1997, Jack Mildren was delinquent in the filing of one Form 4 relating to seven transactions. Such Form 4 was electronically filed on a timely basis via the Securities and Exchange Commission's EDGAR filing system but was not accepted due to an invalid EDGAR filing tag. The filing tag was corrected and the Form 4 was re-filed and accepted on the following day.


                                     VOTING

         Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. All other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

         Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominee for election as director will be counted for purposes of determining the number of shares represented by proxy at the Annual Meeting. However, because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominee will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

         Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy. Shares represented by proxies returned by brokers where the brokers' discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxies.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Company engaged Deloitte & Touche LLP as its independent accountants in September 1994. Deloitte & Touche LLP served as the Company's independent accountants for the year ended December 31, 1997. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.


                          ANNUAL REPORT TO SHAREHOLDERS

         The Company's Annual Report to Shareholders for the year ended December 31, 1997, including audited financial statements, accompanies this Proxy Statement. The Annual Report is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.


                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

         A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Securities and Exchange Commission is available without charge to any shareholder of the Company who requests a copy in writing from the Company, Attn.: Janice Stinson, Investor Relations, P. O. Box 145, Ada, Oklahoma 74821-0145.

                            PROPOSALS OF SHAREHOLDERS

         The Board of Directors will consider properly presented proposals of shareholders intended to be presented for action at the Annual Meeting of Shareholders. Such proposals must comply with the applicable requirements of the Securities and Exchange Commission and the Company's bylaws. Under the Company's bylaws, a notice of intent of a shareholder to bring any matter before a meeting shall be made in writing and received by the Secretary of the Company not more than 150 days and not less than 90 days in advance of the annual meeting or, in the event of a special meeting of shareholders, such notice shall be received by the Secretary of the Company not later than the close of the fifteenth day following the day on which notice of the meeting is first mailed to shareholders. Every such notice by a shareholder shall set forth: (a) the name and address of the shareholder who intends to bring up any matter; (b) a representation that the shareholder is a registered holder of the Company's voting stock and intends to appear in person or by proxy at the meeting to bring up the matter specified in the notice; (c) with respect to notice of an intent to make a nomination, a description of all understandings among the shareholder and each nominee and any other person (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and such other information regarding each nominee proposed by the shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the Board of Directors of the Company; and (d) with respect to notice of an intent to bring up any other matter, a description of the matter, and any material interest of the shareholder in the matter. Notice of intent to make a nomination shall be accompanied by the written consent of each nominee to serve as a director of the Company, if elected. According to the rules of the Securities and Exchange Commission and the Company's bylaws, in order for a shareholder proposal to be included in the Company's Proxy Statement relating to the 1999 Annual Meeting of Shareholders, a written proposal complying with the requirements established by the Securities and Exchange Commission and the above requirements must be received by the Secretary of the Company at P. O. Box 145, Ada, Oklahoma 74821-0145, no later than November 14, 1998.


                                  OTHER MATTERS

         The Board of Directors of the Company does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended that the proxy solicited hereby be voted as to any such matter in accordance with the recommendations of the Board of Directors of the Company.